Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 26, 2026
Registration Statement Nos. 333-292293 and 333-292293-02

**PRICING DETAILS** $1.008BN Offered Exeter Automobile Receivables Trust (EART) 2026-4 Subprime Auto ABS

Joint Bookrunners: Wells Fargo Securities (Str), J.P. Morgan, BMO Capital Markets, and Deutsche Bank Securities
Co-Managers: Citigroup, Citizens Capital Markets, Mizuho

-Anticipated Capital Structure-

CL	Size ($MM)	Offered ($MM)	M/S*	WAL^	P. WIN^	E. MTY^	L. MTY	BENCH	SPREAD	YLD%	CPN%	$PRICE
A-1	$119.000	$113.050	P-1/A-1+	0.14	01-04	12/2026	08/2027	I-CRV	+ 30	4.0200	4.020	100.00000
A-2	$164.550	$156.322	Aaa/AAA	0.54	04-11	07/2027	12/2028	I-CRV	+ 50	4.4160	4.370	99.99702
A-3	$246.630	$234.298	Aaa/AAA	1.37	11-24	08/2028	10/2030	I-CRV	+ 52	4.6110	4.560	99.99050
B	$115.230	$109.468	Aaa/AA	2.20	24-30	02/2029	06/2031	I-CRV	+ 70	4.9280	4.870	99.98320
C	$118.550	$112.622	Aa3/A	2.81	30-38	10/2029	02/2033	I-CRV	+ 95	5.2160	5.160	99.99969
D	$159.560	$151.582	Baa3/BBB	3.64	38-51	11/2030	02/2033	I-CRV	+ 140	5.7100	5.640	99.98964
E	$107.470	$102.096	NR/BB-	4.58	51-58	06/2031	10/2034	I-CRV	+ 335	7.7070	7.580	99.97699
N	$29.916	$28.420	NR/B	0.58'	05-09'	05/2027'	10/2034	I-CRV	+ 285	6.7750	6.680	99.99965

* Expected Ratings
^ 1.50% ABS to 5.00% Clean-Up Call
‘ Based on Case 2 assumptions outlined in the Offering Memorandum

-Transaction Summary-
Issued Size: $1.061BN (No Grow)
Offered Size: $1.008BN (No Grow)
Exp. Settle: On or about 08/31/2026
First Pay Date: 09/15/2026
Pxg Speed: 1.50% ABS to 5.00% Call
Offering Format: (Class A-D): SEC REG (Public) | (Class E & N): 144A / Reg S / IAI
ERISA Eligible: (Class A-D): Yes | (Class E & N): No
Exp. Ratings: S&P/Moody's
Min Denoms: (Class A-D): $1k x $1k | (Class E): $1,629,000 x $1k | (Class N): $1,425,000 x $1k
BBG Ticker: EART 2026-4
B&D: Wells Fargo Securities

-Available Information-
Preliminary Prospectus: Attached
Preliminary Offering Memorandum: Attached
Ratings FWP: Attached
Intex CDI: Attached
Intexnet Deal Name: wsexar2604 | Password: 2434
Dealroadshow: https://dealroadshow.finsight.com | Code: EART264
Dealroadshow Direct Link: https://dealroadshow.finsight.com/e/EART264

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EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Automobile Receivables Trust 2026-4 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-645-3751.